Tecogen Reports
Second Quarter 2026 Financial Results

NORTH BILLERICA, Mass., August 12, 2026 - Tecogen Inc. (NYSE American:TGEN), a leading manufacturer of clean energy products, reported revenues of $5.75 million and net loss of $2.15 million for the three months ended June 30, 2026 compared to revenues of $7.29 million, and a net loss of $1.46 million in 2025. For the six months ended June 30, 2026, revenues were $12.08 million, and the net loss was $4.27 million, compared to revenues of $14.57 million, and a net loss of $2.12 million in 2025. Our cash and cash equivalents balance was $6.78 million at June 30, 2026.
Abinand Rangesh, CEO of Tecogen, commented, “Over the last two months, we have been flat out hosting product demonstrations. Reaching this point has taken many grueling months of relationship building, but we may now have a shot at the hyperscalers and big brand data centers.

We hosted 12 product demonstrations in total, six in person, and six virtual. Cumulatively, these data centers represent greater than eight gigawatts of capacity operating today and many gigawatts of contracted development. To put this in perspective, these data centers control 15% to 20% of all US data center capacity.

Unlike previously, when our opportunity pipeline was primarily filled with smaller data centers, most of the data centers that attended the recent demos have the capital, permitted projects, and the influence to shape the whole industry.

My confidence level in our prospects has increased to the point that we are building inventory of our dual power source chiller and power generation systems in order to respond quickly as these opportunities progress.

Our non-data center backlog currently stands at approximately $8 million with $2 million or more in additional orders expected over the next few months. Therefore, we expect our Q3 product revenue to be higher than Q1 and Q2, and our service revenue is currently 10% higher compared to the same period last year.

We finished the quarter with over $6.78 million in cash and our cash position today remains over $6 million due to lower cash burn because of cost reductions and deposit collection.

Tomorrow, I will be able to shed more light on why it has taken this long and why I think our prospects are fundamentally different now.”

Key Takeaways
Net Loss and Earnings Per Share
•The net loss for the three months ended June 30, 2026 was $2.15 million compared to a net loss of $1.46 million for the same period of 2025, an increase in the net loss of $0.68 million, due to decreased gross profit from our Products segment and an increase in operating expenses. EPS for the quarter ended June 30, 2026 and 2025 was a loss of $(0.07)/share and $(0.06), respectively.
•The net loss for the six months ended June 30, 2026 was $4.27 million compared to a net loss of $2.12 million for the same period of 2025, an increase in the net loss of $2.15 million, due to decreased gross profit from our Products segment and an increase in operating expenses. EPS for the six months ended June 30, 2026 and 2025 was a loss of $(0.14)/share and $(0.08)/share, respectively.
Loss from Operations
•Loss from operations for the three months ended June 30, 2026 was $2.15 million compared to a loss from operations of $1.41 million for the same period in 2025, an increase of $0.74 million, due to decreased gross profit from our Products segment and an increase in operating expenses.
•Loss from operations for the six months ended June 30, 2026 was $4.29 million compared to a loss from operations of $2.01 million for the same period in 2025, an increase of $2.28 million, due to decreased gross profit from our Products segment and an increase in operating expenses.
Revenues
•Revenues for the three months ended June 30, 2026 were $5.75 million compared to $7.29 million for the same period in 2025, a 21.2% decrease.
◦Products revenues in the quarter ended June 30, 2026 were $1.13 million compared to $3.16 million for the same period in 2025, a decrease of 64.0%. The decrease in revenue during the quarter ended June 30, 2026 is due to decreased chiller and cogeneration revenue.
◦Services revenues in the three months ended June 30, 2026 were $4.38 million, compared to $3.97 million for the same period in 2025, an increase of 10.3% due to increased revenues from the acquired Aegis maintenance contracts and increased revenues from existing service contracts.
◦Energy Production revenues in the three months ended June 30, 2026 were $0.24 million compared to $0.17 million for the same period in 2025, an increase of 35.4%. The increase in Energy Production revenue is due to improved site operations in the three months ended June 30, 2026.

•Revenues for the six months ended June 30, 2026 were $12.08 million compared to $14.57 million for the same period in 2025, a 17.1% decrease.
◦Products revenues in the six months ended June 30, 2026 were $2.31 million compared to $5.69 million for the same period in 2025, a decrease of 59.4%. The decrease in revenue during the six months ended June 30, 2026 is due to decreased chiller and cogeneration revenue.
◦Services revenues in the six months ended June 30, 2026 were $9.01 million, compared to $8.21 million for the same period in 2025, an increase of 9.8% due to increased revenues from existing contracts and increased revenues from the acquired Aegis maintenance contracts.
◦Energy Production revenues in the six months ended June 30, 2026 were $0.76 million compared to $0.67 million for the same period in 2025, an increase of 12.9%. The increase in Energy Production revenue is due to improved site operations in the six months ended June 30, 2026.

Gross Profit
•Gross profit for the three months ended June 30, 2026 was $2.17 million compared to $2.46 million in the same period in 2025. Gross margin increased to 37.8% in the three months ended June 30, 2026 compared to 33.8% for the same period in 2025. The increase is due to higher Products segment margin in the three months ended June 30, 2026.

•Gross profit for the six months ended June 30, 2026 was $4.76 million compared to $5.68 million in the same period in 2025. Gross margin increased to 39.4% in the six months ended June 30, 2026 compared to 39.0% for the same period in 2025. The increase in gross margin was due to higher Products segment margin in the six months ended June 30, 2026.

Operating Expenses

•Operating expenses increased $0.45 million, or 11.6%, to $4.32 million in the three months ended June 30, 2026 compared to $3.87 million in the same period in 2025, due to increased payroll, benefits, depreciation and amortization, stock-based compensation and business insurance.
•Operating expenses increased $1.36 million, or 17.7%, to $9.05 million in the six months ended June 30, 2026 compared to $7.69 million in the same period in 2025, due to increased payroll, benefits, depreciation and amortization, stock-based compensation and business insurance.

Adjusted EBITDA
Adjusted EBITDA was negative $1.68 million for the three months ended June 30, 2026 compared to negative $1.16 million for the three months ended June 30, 2025. For the six months ended June 30, 2026, adjusted EBITDA was a negative $3.36 million compared to a negative $1.54 million for the six months ended June 30, 2025. (Adjusted EBITDA is defined as net income or loss attributable to Tecogen, adjusted for interest, income taxes, depreciation and amortization, stock-based compensation expense, unrealized gain or loss on investment securities, goodwill impairment charges and other non-cash non-recurring charges or gains including abandonment of intangible assets and asset impairment. See the table following the Condensed Consolidated Statements of Operations for a reconciliation from net income (loss) to Adjusted EBITDA, as well as important disclosures about the Company's use of Adjusted EBITDA).
Conference Call Scheduled for August 13, 2026, at 9:30 am ET
Tecogen will host a conference call on August 13, 2026 to discuss the second quarter results beginning at 9:30 am eastern time. To listen to the call please dial (877) 407-7186 within the U.S. and Canada, or +1 (201) 689-8052 from other international locations. Participants should ask to be joined to the Tecogen Second Quarter conference call. Please begin dialing 10 minutes before the scheduled starting time. The earnings press release will be available on the Company website at www.Tecogen.com in the "News and Events" section under "About Us." The earnings conference call will be webcast live. To view the associated slides, register for and listen to the webcast, go to https://ir.tecogen.com/ir-calendar. Following the call, the recording will be archived for 14 days.
The earnings conference call will be recorded and available for playback one hour after the end of the call. To listen to the playback, dial (877) 660-6853 within the U.S. and Canada, or (201) 612-7415 from other international locations and use Conference Call ID#: 13752231.

About Tecogen
Tecogen Inc. designs, manufactures, sells, installs, and maintains high efficiency, ultra-clean, cogeneration products including engine-driven combined heat and power, air conditioning systems, and high-efficiency water heaters for residential, commercial, recreational and industrial use. The company provides cost effective, environmentally friendly and reliable products for energy production that nearly eliminate criteria pollutants and significantly reduce a customer’s carbon footprint. In business for over 35 years, Tecogen has shipped more than 3,200 units, supported by an established network of engineering, sales, and service personnel in key markets in North America. For more information, please visit www.tecogen.com or contact us for a free Site Assessment.
Forward Looking Statements
This press release contains “forward-looking statements” which may describe strategies, goals, outlooks or other non-historical matters, or projected revenues, income, returns or other financial measures, that may include words such as "believe," "expect," "anticipate," "intend," "plan,"  "estimate," "project," "target," "potential," "will," "should," "could," "likely," or "may" and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements except as required under the securities laws.
In addition to those factors described in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and in our Current reports on Form 8-K, under “Risk Factors,” and elsewhere therein, among the factors that could cause actual results to differ materially from past and projected future results are the following: fluctuations in demand for our products and services, competing technological developments, issues relating to research and development, the availability of incentives, rebates, and tax benefits relating to our products and services, changes in the regulatory environment relating to our products and services, integration of acquired business operations, the impact of tariffs, and the ability to obtain financing on favorable terms to fund existing operations and anticipated growth.
In addition to GAAP financial measures, this press release includes certain non-GAAP financial measures, including adjusted EBITDA which excludes certain expenses as described in the presentation. We use Adjusted EBITDA as an internal measure of business operating performance and believe that the presentation of non-GAAP financial measures provides a meaningful perspective of the underlying operating performance of our current business and enables investors to better understand and evaluate our historical and prospective operating performance by eliminating items that vary from period to period without correlation to our core operating performance and highlights trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures.
Tecogen Media & Investor Relations Contact Information:
Abinand Rangesh
P: 781-466-6487
E: Abinand.Rangesh@tecogen.com

TECOGEN INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$6,782,573	$12,430,287
Accounts receivable, net of allowances for expected credit losses of $445,683 and $389,079, respectively	4,199,469	4,280,991
Unbilled revenue	138,020	138,020
Inventories, net	12,027,655	10,949,697
Prepaid and other current assets	874,627	1,086,310
Total current assets	24,022,344	28,885,305
Long-term assets:
Property, plant and equipment, net	1,530,309	1,609,321
Right-of-use assets - operating leases	1,241,494	1,490,094
Right-of-use assets - finance leases, net	1,514,653	1,434,080
Intangible assets, net	1,968,132	2,146,503
Goodwill	1,248,442	1,248,442
Other assets	79,065	176,358
TOTAL ASSETS	$31,604,439	$36,990,103
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,069,563	$3,381,545
Accrued expenses	2,686,971	2,814,150
Deferred revenue, current portion	967,604	1,530,977
Operating lease obligations, current portion	478,847	538,641
Finance lease obligations, current portion	332,087	280,265
Acquisition liabilities, current portion	633,382	677,162
Unfavorable contract liability, current portion	41,043	44,433
Total current liabilities	8,209,497	9,267,173

Long-term liabilities:
Deferred revenue, net of current portion	3,208,904	3,265,886
Operating lease obligations, net of current portion	816,410	1,004,488
Finance lease obligations, net of current portion	989,519	992,285
Acquisition liabilities, net of current portion	687,345	826,757
Unfavorable contract liability, net of current portion	140,381	160,902
Total liabilities	14,052,056	15,517,491

Commitments and contingencies
Stockholders’ equity:
Tecogen Inc. stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 30,179,072 issued and outstanding at June 30, 2026 and 29,846,479 shares issued and outstanding at December 31, 2025	30,180	29,847
Additional paid-in capital	79,804,451	78,216,467
Unearned compensation	(1,958,492)	(712,019)
Accumulated deficit	(60,157,825)	(55,888,649)
Total Tecogen Inc. stockholders’ equity	17,718,314	21,645,646
Noncontrolling interest	(165,931)	(173,034)
Total stockholders’ equity	17,552,383	21,472,612
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$31,604,439	$36,990,103

TECOGEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended
	June 30, 2026	June 30, 2025
Revenues
Products	$1,134,772	$3,155,323
Services	4,375,253	3,965,168
Energy production	236,111	174,329
Total revenues	5,746,136	7,294,820
Cost of sales
Products	584,755	2,232,155
Services	2,772,569	2,469,737
Energy production	214,910	130,436
Total cost of sales	3,572,234	4,832,328
Gross profit	2,173,902	2,462,492
Operating expenses:
General and administrative	3,510,850	3,091,175
Selling	490,040	514,735
Research and development	320,224	268,724
(Gain) loss on disposition of assets	2,950	(280)
Total operating expenses	4,324,064	3,874,354
Loss from operations	(2,150,162)	(1,411,862)
Other income (expense)
Other income (expense), net	46,349	(6,378)
Interest expense	(39,244)	(38,153)
Total other income (expense), net	7,105	(44,531)
Loss before provision for state income taxes	(2,143,057)	(1,456,393)
Provision for state income taxes	361	16,762
Consolidated net loss	(2,143,418)	(1,473,155)
(Income) loss attributable to the noncontrolling interest	(5,185)	9,050
Loss attributable to Tecogen Inc.	$(2,148,603)	$(1,464,105)

Net loss per share - basic	$(0.07)	$(0.06)
Weighted average shares outstanding - basic	30,000,820	25,250,217
Net loss per share - diluted	$(0.07)	$(0.06)
Weighted average shares outstanding - diluted	30,000,820	25,250,217

	Three Months Ended
	June 30, 2026	June 30, 2025
Non-GAAP financial disclosure (1)
Net loss attributable to Tecogen Inc.	$(2,148,603)	$(1,464,105)
Interest expense, net	39,244	38,153
Income taxes	361	16,762
Depreciation & amortization, net	278,611	205,686
EBITDA	(1,830,387)	(1,203,504)
Stock based compensation	145,715	42,606
Adjusted EBITDA	$(1,684,672)	$(1,160,898)

TECOGEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Six Months Ended
	June 30, 2026	June 30, 2025
Revenues
Products	$2,310,072	$5,689,132
Services	9,011,647	8,210,190
Energy production	760,186	673,268
Total revenues	12,081,905	14,572,590
Cost of sales
Products	1,232,103	3,719,905
Services	5,472,738	4,728,635
Energy production	613,500	440,518
Total cost of sales	7,318,341	8,889,058
Gross profit	4,763,564	5,683,532
Operating expenses:
General and administrative	7,229,320	6,019,310
Selling	1,130,973	1,109,216
Research and development	684,047	561,392
(Gain) loss on disposition of assets	5,294	(280)
Total operating expenses	9,049,634	7,689,638
Loss from operations	(4,286,070)	(2,006,106)
Other income (expense)
Other income (expense), net	108,747	(20,623)
Interest expense	(73,489)	(70,479)
Unrealized loss on investment securities	—	(18,749)
Total other income (expense), net	35,258	(109,851)
Loss before provision for state income taxes	(4,250,812)	(2,115,957)
Provision for state income taxes	11,261	17,687
Consolidated net loss	(4,262,073)	(2,133,644)
(Income) loss attributable to noncontrolling interest	(7,103)	9,617
Net loss attributable to Tecogen Inc.	$(4,269,176)	$(2,124,027)

Net loss per share - basic	$(0.14)	$(0.08)
Weighted average shares outstanding - basic	29,930,388	25,108,388
Net loss per share - diluted	$(0.14)	$(0.08)
Weighted average shares outstanding - diluted	29,930,388	25,103,388

	Six Months Ended
	June 30, 2026	June 30, 2025
Non-GAAP financial disclosure (1)
Net loss attributable to Tecogen Inc.	$(4,269,176)	$(2,124,027)
Interest & other expense, net	73,489	70,479
Income taxes	11,261	17,687
Depreciation & amortization, net	543,849	391,381
EBITDA	(3,640,577)	(1,644,480)
Stock based compensation	277,381	83,439
Adjusted EBITDA	$(3,363,196)	$(1,542,292)

(1) Non-GAAP Financial Measures
In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, this news release contains information about Adjusted EBITDA (net income (loss) attributable to Tecogen Inc adjusted for interest, income taxes, depreciation and amortization, stock-based compensation expense, unrealized gain or loss on investment securities, goodwill impairment charges and other non-cash non-recurring charges including abandonment of certain intangible assets), which is a non-GAAP measure.  The Company believes Adjusted EBITDA allows investors to view its performance in a manner similar to the methods used by management and provides additional insight into its operating results.  Adjusted EBITDA is not calculated through the application of GAAP.  Accordingly, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

TECOGEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended
	June 30, 2026	June 30, 2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net loss	$(4,262,073)	$(2,133,644)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	543,849	391,381
Provision for (recovery of) credit losses	56,604	(75,000)
Stock-based compensation	277,381	83,439
Unrealized loss on investment securities	—	18,749
Loss (gain) on disposition of assets	5,294	(280)
Non-cash interest expense	—	33,538
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	24,920	(538,938)
Inventory	(1,077,960)	(45,224)
Unbilled revenue	—	272,160
Prepaid assets and other current assets	115,219	(268,691)
Other assets	345,894	186,766
Increase (decrease) in:
Accounts payable	(311,983)	803,540
Accrued expenses and other current liabilities	(127,178)	85,325
Deferred revenue	(620,355)	(2,193,607)
Other liabilities	(431,178)	(395,134)
Net cash provided by (used in) operating activities	(5,461,566)	(3,775,620)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(119,387)	(277,989)
Proceeds from disposition of assets	4,709	280
Proceeds from the liquidation of investment in Aivita Group	96,464	—
Distributions to noncontrolling interest	—	(42,956)
Net cash used in investing activities	(18,214)	(320,665)
CASH FLOWS FROM FINANCING ACTIVITIES:
Finance lease principal payments	(232,397)	(63,010)
Proceeds from exercise of stock options	64,463	394,926
Net cash provided (used in) by financing activities	(167,934)	331,916
Net increase (decrease) in cash and cash equivalents	(5,647,714)	(3,764,369)
Cash and cash equivalents, beginning of the period	12,430,287	5,405,233
Cash and cash equivalents, end of the period	$6,782,573	$1,640,864
Supplemental disclosure of cash flow information:
Cash paid for interest	$61,918	$36,526
Cash paid for taxes	$11,261	$17,687
Non-cash investing activities
Right-of-use assets acquired under operating leases	$—	$193,480
Right-of-use assets acquired under finance leases	$281,567	$557,893
Contingent consideration	$—	$—
Non-cash financing activities
Related party note conversion to common stock	$—	$514,148